Exhibit 99.1

Uranium Resources, Inc. Announces the Completion of a Private Placement of 24,000,000 Common Shares at $0.50 per
Share Resulting in Gross Proceeds of $12 Million

LEWISVILLE, TEXAS—(BUSINESS WIRE)—Augsut 12, 2005—Uranium Resources, Inc. (OTCBB: URIX) announced today that it closed a private placement of 24,000,000 shares of its common stock at $0.50 per share to accredited investors resulting in gross proceeds of $12 million before expenses of the offering.  The Company plans to use the proceeds of the offering for its South Texas mining operations.  The Company will file a registration statement under the Securities Act of 1933, as amended, to register the resale of the shares.  Rice, Voelker LLC was the placement agent in connection with the offering.